Exhibit 99

NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Patrick Brennan
Mayfield Village, Ohio 44143	(440) 395-2370
http://www.progressive.com

PROGRESSIVE ANNOUNCES ANNUAL MEETING RESULTS
MAYFIELD VILLAGE, OHIO — April 20, 2007 — At the Annual Meeting of Shareholders of The Progressive Corporation today, Progressive’s shareholders:
•	re-elected the following director to serve a one-year term:
o	Abby F. Kohnstamm
•	re-elected the following four directors, each to serve a three-year term:
o	Peter B. Lewis

o	Patrick H. Nettles

o	Glenn M. Renwick

o	Donald B. Shackelford
•	approved The Progressive Corporation 2007 Executive Bonus Plan;

•	approved a proposal to amend The Progressive Corporation 2003 Incentive Plan to modify the definition of the term “performance goals” set forth therein; and

•	ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007.
About Progressive
The Progressive Group of Insurance Companies, in business since 1937, is the country’s third largest auto insurance group and largest seller of motorcycle and personal watercraft policies based on premiums written, and is a market leader in commercial auto insurance.
Progressive is committed to becoming consumers’ #1 choice for auto insurance by providing competitive products and rates that meet drivers’ needs throughout their lifetimes, superior online and in-person customer service, and best-in-class, 24-hour claims service, including our concierge level of claims service available at service centers throughout the United States.
Progressive companies offer consumers choices in how to shop for, buy and manage their auto insurance policies. The Agency Business sells Progressive Drive Insurance private passenger auto insurance through more than 30,000 independent agencies. To find an agent, go to www.driveinsurance.com. The Direct Business sells Progressive Direct® private passenger auto insurance online at www.progressive.com and by phone at 1-800-PROGRESSIVE. Both businesses also offer Progressive’s other insurance products, including Progressive Commercial, Progressive Motorcycle and Progressive Boat. Each business makes independent decisions about private passenger auto insurance product design and pricing. Progressive and Drive are registered trademarks.
The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, are publicly traded at NYSE:PGR. For more information, please visit www.progressive.com.